Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Recursion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.00001 par value per share, reserved for issuance under the 2021 Equity Incentive Plan	457(c) and 457(h)	8,513,623(2)	$5.81(4)	$49,464,149.63	$92.70 per $1,000,000	$4,586.00

Equity	Class A Common Stock, $0.00001 par value per share, reserved for issuance under the 2021 Employee Stock Purchase Plan	457(c) and 457(h)	1,702,725(3)	$4.94(5)	$8,411,461.50	$92.70 per $1,000,000	$780.00

Total Offering Amounts					$57,875,611.13		$5,366.00

Total Fee Offsets							—

Net Fee Due							$5,366.00

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A Common Stock that become issuable under the 2021 Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)

Represents an automatic annual increase of 8,513,623 shares of Class A Common Stock on January 1, 2022 to the number of shares of the Registrant’s Class A Common Stock reserved for issuance under, and which annual increase is provided for in, the 2021 Plan pursuant to an “evergreen” provision contained in the 2021 Plan.

(3)

Represents an automatic annual increase of 1,702,725 shares of Class A Common Stock on January 1, 2022 to the number of shares of the Registrant’s Class A Common Stock reserved for issuance under, and which annual increase is provided for in, the 2021 ESPP pursuant to an “evergreen” provision contained in the 2021 ESPP.

(4)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.81 per share, which is the average of the high and low prices of the Registrant’s Class A Common Stock on May 9, 2022, as reported on the NASDAQ Global Select Market.

(5)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $5.81 per share, which is the average of the high and low prices of

Registrant’s Class A Common Stock on May 9, 2022, as reported on the NASDAQ Global Select Market. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Class A Common Stock on the last trading day prior to the first trading day of each offering period or on the last trading day prior to the exercise period.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims

Fee Offset Sources